EXHIBIT 10.44

CREDIT AGREEMENT

By and Between

BROWN BROTHERS HARRIMAN & CO.

and

NEOSE TECHNOLOGIES, INC.

Dated as of January 30, 2004

THIS CREDIT AGREEMENT, dated as of January 30, 2004, is between BROWN BROTHERS HARRIMAN & CO., a private bank organized as a partnership (“Bank”), and NEOSE TECHNOLOGIES, INC., a Delaware corporation (“Borrower”).

W I T N E S S E T H:

Bank and Borrower, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, hereby agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any Person means any other Person (i) which directly or indirectly controls, is controlled by or is under common control with such Person, (ii) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person, or (iii) ten percent (10%) or more of any class of voting stock of which is directly or indirectly beneficially owned or held by such Person.

“As-Offered Fixed Rate” means a fixed rate of interest quoted by Bank for fixed periods which Bank may offer from time to time.

“As-Offered Fixed Rate Term” means each period of approximately ninety (90) days commencing on the first day of each Fiscal Quarter, or such other period of time as Bank may offer in its sole discretion.

“Base Rate” means a fluctuating rate per annum equal to the rate of interest established by Bank in Philadelphia, Pennsylvania from time to time as its “base rate” charged by Bank to commercial borrowers in the United States. The Base Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Base Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Base Rate changes, the rate of interest with respect to any advance to which the Base Rate applies will change automatically without notice to Borrower, effective on the date of any such change. There are no required minimum interest periods for advances bearing interest at the Base Rate.

“Bond Acquisition” means the early redemption of the Series A Bonds and the reissuance thereof by the MCIDA to the Bank, or any transaction of similar effect.

“Bond Transaction” has the meaning set forth in Section 2.1 hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks are authorized or required to close under the laws of the Commonwealth of Pennsylvania.

“Capital Lease” means (a) any lease for property (real, personal or mixed) under which Borrower is the lessee and which, in accordance with GAAP, is or should be capitalized on the books of Borrower; and (b) any loan or other financing the proceeds of which are used or are to be used for the acquisition of equipment to be used in Borrower’s business.

“Change of Control” is deemed to occur if a Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, except that a person shall be deemed to be the “beneficial owner” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of all outstanding shares of capital stock having ordinary power to vote in the election of directors of Borrower.

“Closing” means the time of the initial execution and delivery of this Agreement and the making of the Loan.

“Collateral” has the meaning set forth in Section 3.1(e) hereof.

“Computer Software” means all computer applications software, owned or licensed by Borrower, whether for general business usage or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed by Borrower.

“Copyrights” means registered copyrights, copyright applications and registered copyrights.

“Credit Obligation” has the meaning set forth in Section 6.1(g) hereof.

“Disclosure Schedule” means the disclosure schedule prepared and signed by Borrower and attached hereto as Exhibit D setting forth certain information with respect to Borrower.

“Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards (having the force and effect of law) promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“Event of Default” has the meaning set forth in Section 6.1 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the PBGC or the U.S. Department of Labor.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Borrowers would be treated as a single employer under Section 4001 of ERISA.

“Financial Assets” means all cash, cash equivalents, savings deposits, bank accounts, investment accounts, certificates of deposit, time deposits, money market accounts and marketable securities belonging to Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

“Fiscal Year” of Borrower means each twelve-month period ending December 31.

“GAAP” means generally accepted accounting principles and practices applied on a consistent basis.

“GE Equipment” means any and all equipment, whether now owned or hereafter acquired by Borrower and constituting Permitted Indebtedness hereunder, financed by General Electric Capital Corporation (“GE”) and upon which GE maintains a lien. The GE Equipment owned by Borrower as of the date of Closing is listed on the Disclosure Schedule.

“Initial Advance” means the portion of the Term Loan to be advanced to Borrower at Closing, as more fully described in Section 2.2.(b) herein.

“Intangibles” means, at a particular date, all assets of Borrower that would be classified as intangible assets in accordance with GAAP.

“Intellectual Property” means, collectively: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all Trademarks, trade dress, logos, trade name, fictitious names, brand names, brand marks, domain names and corporate names, together with all transactions, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs drawings and specifications); (f) all Computer Software (including, but not limited to data, source codes, object codes, specifications and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium); in each case, which property is owned or controlled by Borrower and is used in and is necessary for the operation of Borrower’s business.

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2004.

“LIBOR” means the London inter-bank offered rate for the applicable LIBOR Term, determined by Bank by reference to market reporting services available to Bank and other banks and financial institutions.

“LIBOR Term” means each period of approximately ninety (90) days commencing on the first day of each Fiscal Quarter.

“Liquidity” means all Financial Assets in the control, custody and/or possession of Bank.

“Loan Account” has the meaning set forth in Section 2.3(f) hereof.

“Loan” has the meaning set forth in Section 2.1 hereof.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Security Agreement, and all other documents, agreements, instruments, certificates and notices at any time delivered by any Person (other than Bank) in connection with any of the foregoing, as same may be amended, modified or supplemented from time to time.

“MCIDA” means the Montgomery County (Pennsylvania) Industrial Development Authority, a body corporate and politic and a public instrumentality of the Commonwealth of Pennsylvania.

“MCIDA Bonds” means those certain (i)Montgomery County Industrial Development Authority Variable Rate Demand Revenue Bonds (Neose Technologies, Inc. Project) Series A of 1997 in the amount of $1,000,000 (the “Series A Bonds”), and (ii) Montgomery County Industrial Development Authority Federally Taxable Variable Rate Demand Revenue Bonds (Neose Technologies, Inc. Project) Series B of 1997 in the amount of $8,400,000 (the “Series B Bonds”).

“Mortgage” means the Open-End Mortgage and Security agreement dated of even date herewith from Borrower, as mortgagor, to Bank, as mortgagee, with respect to the real property located at 102 Witmer Road, Horsham, Pennsylvania.

“Mortgaged Property” means the real property of Borrower which is subject to the lien of the Mortgage.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or of an ERISA Affiliate.

“Note” means the Term Loan Note.

“Patents” means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

“Permitted Indebtedness” means all types of borrowings permitted pursuant to Section 5.11(c).

“Permitted Liens” means:

(1) liens and security interests granted in favor of Bank;

(2) the lien in favor of the Series A Bonds and, subject to Section 3.2 (a) herein, the Series B Bonds;

(3) utility, access or other easements and rights of way, restrictions and exceptions which do not materially impair the operation or value thereof;

(4) deposits under workers’ compensation, unemployment and social security or similar laws, or to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases to secure indemnity, performance or similar bonds in the ordinary course of business;

(5) liens imposed by law (whether or not inchoate), such as carriers’, warehousemen’s, materialmen’s or mechanics’ liens, incurred in good faith in the ordinary course of business, and which are not delinquent, and liens arising out of a judgment or award with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured or applied for and not denied or rendered ineffective;

(6) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent, or are being contested in good faith and by appropriate proceedings;

(7) the existing security interests in, and Capital Leases with respect to, equipment listed on the Disclosure Schedule with reference to the definition of “Permitted Liens”;

(8) those encumbrances or interests listed on Schedule B to the title insurance policy delivered to Bank in accordance with Section 3.1(h) hereof;

(9) future security interests in, and Capital Leases with respect to, equipment securing indebtedness permitted pursuant to Section 5.11(c) hereof; and

(10) future liens and security interests granted in favor of Borrower’s landlords, which liens secure leasehold improvements financed by such landlords, but only to the extent such liens are limited to the improvements and fixtures financed by such landlords.

“Person” means an individual, corporation, limited liability company, association, partnership, business, joint venture, trust estate, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Plan” means any plan maintained by Borrower or by an ERISA Affiliate.

“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Second Advance” means the portion of the Term Loan to be advanced to Borrower subsequent to Closing pursuant to the terms and conditions of this Agreement, as more fully described in Section 2.2(b) herein.

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated under both such acts.

“Security Agreement” means the General Security Agreement dated of even date herewith, from Borrower to Bank.

“Term Loan” has the meaning set forth in Section 2.1 hereof.

“Term Loan Note” means the Note described in Section 2.2(b) hereof.

“Third Advance” means an additional advance to Borrower of $1,000,000, which advance shall be made only if the Bond Acquisition is not completed on or before March 31, 2004 (as more fully described in Section 3.3 herein), and the consequential increase of the Term Loan hereunder to $9,000,000 in the aggregate.

“Total Debt” means, as applied to Borrower, the sum of all indebtedness for borrowed money (including, without limitation, Capital Lease obligations, subordinated debt and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other similar agreement or instrument of Borrower.

“Trademarks” means registered trademarks, registered service marks, trademark and service mark applications, and unregistered trademarks and service marks.

Section 1.2 Accounting Terms.

All accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP applied in a manner consistent with the application of GAAP in the preparation of the financial statements mentioned in Section 4.4.

ARTICLE 2.

THE TERM LOAN

Section 2.1 The Loan.

Subject to the terms and conditions hereinafter provided, Bank agrees to extend credit to Borrower in the form of a term loan (the “Term Loan”) in the amount of up to $9,000,000, but no less than $8,000,000, which shall be advanced to Borrower for the purpose of repaying certain outstanding indebtedness of Borrower, to fund new leasehold improvements, and for other general corporate purposes; provided however, that, if the Third Advance is not made pursuant to the terms hereof, the Term Loan shall be in the amount of $8,000,000. The Term Loan is sometimes referred to herein as the “Loan.” For the avoidance of doubt, the parties acknowledge and agree that this Agreement, the Note and Security Agreement, and the extension of the Term Loan pursuant thereto, constitute the first part of a two-part (or three-part, as applicable) transaction between Bank and Borrower, the second part of which (the “Bond Transaction”) shall be completed following the Closing Date, as more fully described in Section 3.2 herein.

Section 2.2 Term Loan.

(a) Term Loan. Bank shall lend to Borrower pursuant to the Term Loan the aggregate sum of (i) $9,000,000, if the Third Advance is made or (ii) $8,000,000, if the Third Advance is not made.

(b) Advances. At Closing, subject to satisfaction of the terms and conditions set forth in this Agreement, Bank shall make an Initial Advance of $6,200,000 to Borrower under the Term Loan. Bank shall make a Second Advance of $1,800,000 to Borrower under the Term Loan subsequent to Closing upon satisfaction of the conditions set forth in this Agreement. It is expressly understood and covenanted by Borrower that the Second Advance will be consummated, and all conditions precedent with respect thereto be satisfied, on or before March 1, 2004. As more fully described in Section 3.3 herein, if the Bond Transaction has not been completed on or before March 31, 2004, Bank shall make the Third Advance of $1,000,000 to Borrower under the Term Loan upon satisfaction of the conditions set forth in Section 3.3 of this Agreement.

(c) Term Loan Note. The indebtedness of Borrower in respect of the Term Loan shall be evidenced by the Term Loan Note executed by Borrower in favor of Bank in the form attached hereto as Exhibit A.

(d) Interest. The outstanding principal amount of the Term Loan Note shall bear interest at Borrower’s option, at: (1) the As-Offered Fixed Rate; or (2) LIBOR plus 3.00%

(provided, however, that if Borrower fails to maintain Liquidity of at least $18,000,000, based on Bank’s determination (in its sole discretion), then option (2) shall be LIBOR plus 3.50%). Borrower shall provide Bank with telephonic notice prior to the initial advance of the Term Loan and, if applicable, not less than 2 Business Days prior to the last day of each LIBOR Term or As-Offered Fixed Rate Term, as the case may be, of Borrower’s selection of a rate option and term, which telephonic notice shall be promptly confirmed in writing. In the absence of such notice, the interest rate on the Term Loan Note shall continue at the LIBOR rate as provided herein, or, in the event a LIBOR rate is not available, the Base Rate plus 0.50% (or, if Borrower’s Liquidity is less than $18,000,000, the Base Rate plus 1.00%). Interest shall be due and payable to Bank quarterly on each Interest Payment Date.

(e) Maturity. The principal of the Term Loan Note shall be paid in 36 equal quarterly installments of (a) $250,000 if the Third Advance is made, or (b) $222,222.22 if the Third Advance is not made, on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2005, subject to the prepayment provision contained herein.

(f) Optional Prepayments. The principal of the Term Loan Note, with respect to an As-Offered Fixed Rate Loan, may be prepaid in whole or in part (but if in part only in amounts of $100,000 or integral multiples of $25,000 in excess thereof) at any time, by Borrower upon three Business Days’ written notice to Bank, which prepayment shall be subject to a prepayment premium in an amount to be determined by Bank. The principal of the Term Loan Note, with respect to a LIBOR-based interest rate Loan or a Base Rate-based interest rate Loan, as the case may be, may be prepaid in whole or in part (but if in part only in amounts of $100,000 or integral multiples of $25,000 in excess thereof) at the end of the applicable LIBOR Term or term of a Base Rate-based interest rate Loan, by Borrower upon three Business Days’ written notice to Bank. In the event of the prepayment of any portion of the Term Loan Note during any period in which the Term Loan Note shall bear interest at a LIBOR-based interest rate prior to the end of the applicable LIBOR Term, Borrower shall pay to Bank, concurrently therewith, a “breakage fee” equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so repaid for the period from the date of such repayment to the last day of the LIBOR Term for such amount at the applicable rate of interest for such amount provided for herein, over (ii) the interest component of the amount Bank would have bid in the London interbank market for Dollar deposits of leading lenders and amounts comparable to such principal amount and with maturities comparable to such period (it being conclusively presumed for such purpose that Bank shall have purchased funds at the applicable LIBOR corresponding to such principal for the applicable LIBOR Term). No partial prepayment shall reduce Borrower’s obligation to make principal payments next becoming due under the Term Loan Note, but shall reduce such principal payment obligations in reverse order of due date.

Section 2.3 Other Provisions.

(a) Interest on the Note shall be calculated based upon a 360-day year for the actual number of days elapsed.

(b) Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Note, as the case may be.

(c) In connection with the Loan provided hereunder, Borrower shall (1) pay to Bank at the Closing a closing fee equal to one-quarter of one percent of the Loan (the “Closing Fee”); (2) pay or reimburse Bank at the Closing (upon presentation by Bank to Borrower of reasonably detailed supporting documentation) for the reasonable costs and expenses of Bank in connection with the preparation, execution, issuance and delivery of this Agreement and the other instruments and documents to be delivered hereunder including, but not limited to, (i) reasonable fees and out-of-pocket expenses and disbursements of Bank and Bank’s counsel; (3) pay or reimburse Bank for all title insurance premiums and other filing fees incurred by it in connection with obtaining or securing the Bank’s interest in the Collateral; (4) pay or reimburse Bank for all real estate evaluation and appraisal fees in connection with this Agreement; and (5) pay or reimburse Bank on demand for the reasonable costs and expenses, if any, of Bank in connection with any amendments to this Agreement and the Note and the enforcement of this Agreement and the Note (including the reasonable fees and out-of-pocket expenses of Bank’s counsel with respect thereto). All of the foregoing fees and expenses will be due and payable to Bank regardless of whether this Agreement and the transactions contemplated thereby are consummated.

(d) Payment by Borrower of all amounts due hereunder shall be made by debit of a deposit account of Borrower maintained with Bank, as Bank may from time to time request.

(e) Notwithstanding any provision herein to the contrary, during any period in which an Event of Default shall have occurred and is continuing hereunder, interest shall accrue on the outstanding principal of the Note at a rate per annum equal to the then interest rate applicable to the Loan pursuant to Section 2.2(c) hereof plus 2% (the “Default Rate”).

(f) Bank shall open and maintain on its books a loan account (the “Loan Account”) with respect to repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement and the Note. Unless Borrower objects in writing to the information contained in a statement delivered to Borrower by Bank regarding the Loan Account within thirty (30) days of receipt of such statement, the information contained in such statement and in the Loan Account will, absent manifest error, be conclusive and binding on Borrower as to the amount at any time due to Bank from Borrower under this Agreement and the Note.

ARTICLE 3.

CONDITIONS OF LOAN

Section 3.1 Conditions Precedent to Loan and Initial Advance.

The obligation of Bank to make the Loan and the Initial Advance is subject to the conditions precedent that Bank shall have received at or before the Closing, all of the following, in form and substance satisfactory to Bank:

(a) A copy, certified in writing by the Secretary or an Assistant Secretary of Borrower, of (1) resolutions of the Board of Directors of Borrower evidencing approval of this

Agreement, the Note, the Mortgage, the Security Agreement, and other matters contemplated hereby and, (2) each document evidencing any other necessary corporate action and any required approvals from governmental authorities with respect to this Agreement, the Note, the Mortgage, the Security Agreement, and other matters contemplated hereby.

(b) An opinion or opinions of counsel for Borrower in form and substance satisfactory to Bank.

(c) A written certificate by the Secretary or an Assistant Secretary of Borrower, confirming the names and signatures of the officers of Borrower authorized to sign this Agreement, the Note, the Mortgage, the Security Agreement, and the other documents or certificates of Borrower to be executed and delivered pursuant hereto. Bank may conclusively rely on, and be protected in acting upon, such certificate until it shall receive a further certificate by the Secretary or an Assistant Secretary of Borrower amending the prior certificate.

(d) The Note, duly executed on behalf of Borrower.

(e) The Security Agreement granting to Bank a security interest in substantially all of the real and personal property owned by Borrower, including accounts, goods (including inventory, equipment other than (x) the GE Equipment, and (y) equipment financed pursuant to Section 5.11(c) hereof, and fixtures), general intangibles (excluding Intellectual Property), chattel paper, documents and instruments, books and records, letters of credit and letter of credit rights, tort claims, insurance claims, and all other rights to payment not included in the foregoing, whether now owned or hereafter acquired, and all proceeds thereof, all as more particularly described in the Security Agreement (collectively, the “Collateral”).

(f) Results of UCC, tax lien, judgment and litigation searches on Borrower and, if applicable, releases and/or termination statements terminating, or other evidence satisfactory to Bank of the termination of, all liens and security interests relating to the Collateral.

(g) Authorization to file UCC-1 financing statements with respect to the Collateral.

(h) The Mortgage, together with a lender’s policy of title insurance with respect to the Mortgaged Property, in form satisfactory to Bank, insuring the lien thereof, in an amount not less than $8,000,000, subject only to liens of the Prior Mortgages (as defined in the Mortgage).

(i) ACORD 25 and ACORD 27 certificates of insurance or other evidence of Borrower’s insurance coverage as required by Section 5.3 hereof and by the provisions of the Mortgage and the Security Agreement.

(j) Payment to Bank of the Closing Fee and all other fees and expenses payable to Bank pursuant to and in connection with this Agreement. For the avoidance of doubt, fees and expenses payable to Bank with respect to the Bond Transaction shall not be required to be paid on the Closing Date.

(k) An appraisal with respect to the Mortgaged Property, performed by an appraiser and in form and substance satisfactory to Bank.

(l) Borrower’s business and financial projections for Fiscal Year 2004 in form and substance reasonably satisfactory to Bank in its sole discretion.

(m) Certified copies of the Certificate of Incorporation and bylaws (and all amendments thereto) of Borrower, and certificates of good standing of Borrower, evidencing its good standing as a corporation under the laws of its jurisdiction of incorporation and jurisdictions where Borrower is duly qualified to conduct business.

(n) Such other certificates, instruments, agreements, approvals and opinions as Bank may reasonably require.

Section 3.2 Conditions Precedent to Second Advance.

The obligation of Bank to make the Second Advance (and the Third Advance, if the conditions precedent set forth in Section 3.3 are satisfied) under the Loan is subject to the further conditions precedent that:

(a) The representations and warranties contained in Article IV hereof shall be accurate on and as of the date of disbursement of the Second Advance (or the Third Advance, if applicable) as though made on and as of such date;

(b) No Event of Default shall have occurred and be continuing or will result from the making of the Second Advance (or the Third Advance, if applicable), and no event shall have occurred and be continuing that with notice or lapse of time or both would, if unremedied, be an Event of Default; and

(c) No material adverse change, as determined by Bank in its reasonable discretion, shall have occurred since the date of this Agreement in the financial condition, results of operation or business prospects of Borrower.

(d) Concurrent with the Second Advance the early redemption of the Series B Bonds in full by the Borrower shall be consummated in accordance with the applicable MCIDA Bond documents, which shall have occurred on or before March 1, 2004. Borrower shall deliver to the Bank evidence of consummation of such redemption, along with a policy of title insurance insuring the Mortgage as a second mortgage lien subject only to the prior mortgage lien of Jefferson Bank with respect to the Series A Bonds in the original principal amount of $1,000,000, which title insurance policy shall be acceptable to the Bank in all respects in the sole discretion of the Bank, and any other documentation as the Bank may reasonably request.

(e) The Bank shall have received such additional documents or instruments, and such additional approvals and opinions as the Bank may request, under the terms of this Agreement, the other Loan Documents or otherwise.

The request for, and acceptance of, the Second Advance (or the Third Advance, if applicable) by Borrower shall be deemed a representation and warranty by Borrower that each of the conditions specified in this subsection has been satisfied.

Section 3.3 Condition Subsequent to Loan.

Borrower agrees, as a condition subsequent hereunder, that it shall use its best efforts to consummate the Bond Acquisition on or before February 29, 2004. In the event the Bond Acquisition does not occur on or before February 29, 2004, Bank will extend the date for performance by Borrower until March 31, 2004; provided, Borrower is using, and is continuing to use, its best efforts with respect thereto. If the Bond Transaction does not occur on or before such extended date of March 31, 2004, the Borrower shall borrow and the Bank shall make to Borrower, the Third Advance, subject to the satisfaction of each of the conditions precedent set forth in Section 3.2 (a), (b), (c), and (e) herein (which conditions precedent shall be deemed applicable to the Third Advance and shall be satisfied prior to the Bank’s funding thereof).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

Section 4.1 Existence; Authority.

Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite corporate power and authority, corporate and otherwise, to conduct its business and to own its properties and is duly qualified as a foreign corporation in good standing in all jurisdictions in which its failure so to qualify could have a material adverse effect on its financial condition, operations or business prospects. Borrower does not have any subsidiaries or affiliates, or in the past five years has not used any trade or other fictitious names.

Section 4.2 Authorization.

The execution, delivery and performance by Borrower of this Agreement, the Note, the Mortgage and the Security Agreement have been duly authorized by all necessary corporate action, and do not and will not violate any current provision of any government regulation or statute material to the on-going operation of Borrower’s business or of the charter or by-laws of Borrower or result in a breach of, or constitute a default under any indenture, instrument or other material agreement to which Borrower is a party or by which it or its properties may be bound or affected, or result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, other than as contemplated by the Mortgage and the Security Agreement.

Section 4.3 Validity of Agreement, Note and Security Agreement.

This Agreement constitutes, and the Note, the Mortgage, the Security Agreement and the other Loan Documents to which Borrower is a party, when duly executed and delivered will constitute, valid and legally binding obligations of Borrower, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4 Financial Information.

The financial statements of Borrower furnished to Bank were prepared in accordance with GAAP, consistently applied, and fairly and accurately present the financial condition of Borrower as of the dates and for the periods therein indicated. Except as set forth on the Disclosure Schedule, there has been no material adverse change in the financial condition and results of operations or business prospects of Borrower from those shown in the most recent of such financial statements.

Section 4.5 Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against Borrower or any of its properties before any court or governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) that, if determined adversely to Borrower, would have a material adverse effect on the financial condition, operations or business prospects of Borrower.

Section 4.6 Contingent Liabilities.

Except as set forth on the Disclosure Schedule, there are no suretyship agreements, guarantees or, to the best knowledge of Borrower, other contingent liabilities of Borrower that are not disclosed on the financial statements mentioned in Section 4.4.

Section 4.7 Investment Company Act.

Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.8 Federal Reserve Regulations.

No indebtedness that is required to be, or will be, reduced or retired from the proceeds of the Loans was incurred for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), and Borrower does not own or have any present intention to acquire any such margin stock. Borrower is not engaged in, nor does it have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan have been or will be used for such purpose or for the purpose of purchasing or carrying any such margin stock.

Section 4.9 Taxes.

Borrower has filed or has caused to be filed all tax returns and reports required by law to be filed, and all taxes, assessments and other governmental charges (other than those presently payable without penalty or interest and those for which the sanctions, penalties and interest resulting from a failure to timely make payment would not have, individually or in the aggregate, a material adverse effect on the financial condition, operations or business prospects of Borrower) upon it or any of its assets or income which are due and payable, have been paid, except as set forth on the Disclosure Schedule. Any charges, accruals and reserves on Borrower’s books with respect to federal income taxes for all fiscal periods to date are considered adequate. There is no unpaid assessment against Borrower for additional federal income tax for any fiscal period (or any basis for a material unpaid assessment) known to Borrower.

Section 4.10 Title; Encumbrances.

Borrower has good and indefeasible title to all of its properties and assets that it purports to own. Neither the Collateral nor the Mortgaged Property is, nor upon the making of the Loan will be, subject to any lien, encumbrance or security interest (other than the Permitted Liens) except in favor of Bank under the Mortgage and the Security Agreement. Borrower has not agreed with any entity (other than Bank) not to pledge, encumber or otherwise grant a lien or security interest upon its properties or assets except for such assets as comprise collateral for or are otherwise subject to a Capital Lease, or except as may otherwise be prohibited by the documents entered into among the parties relating to the MCIDA Bonds.

Section 4.11 Consents.

No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by Borrower of this Agreement, the Note, or the Security Agreement.

Section 4.12 Compliance with Laws.

Except to the extent that the failure to so comply would not have a material adverse effect, individually or in the aggregate, on the financial condition, operations or business prospects of Borrower: (a) Borrower is in compliance with all laws, regulations and other requirements pertaining to its business; and (b) Borrower has not, within the past three (3) years, received any notice or formal or, to Borrower’s knowledge, any informal complaint or claim alleging that Borrower has failed to comply with any law, regulation or other requirement pertaining to its business, except (with respect to this clause (b)) as set forth on the Disclosure Schedule.

Section 4.13 Environmental Laws.

Borrower is in compliance, in all material respects, with all Environmental Laws (as defined below), including, without limitation, all Environmental Laws in jurisdictions in which

Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as set forth on the Disclosure Schedule: (a) no litigation, action or overt investigation arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of Borrower, threatened; and (b) to the best knowledge of Borrower, no proceeding, inquiry, request for information or administrative action is either pending or threatened; against Borrower, any real property in which Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal of hazardous waste or substances, solid waste or other wastes is occurring, or to the best knowledge of Borrower, has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law.

Section 4.14 ERISA.

Except as would not have a material adverse effect, individually or in the aggregate, on the financial condition, operations or business prospects of Borrower, Borrower is in compliance with all applicable provisions of ERISA, and no Prohibited Transaction has occurred and is continuing with respect to any Plan. Neither the Borrower nor any ERISA Affiliate maintains or has ever maintained a Plan subject to Title IV of ERISA or Section 412 of the Code, or is or has been a contributing employer with respect to any Multiemployer Plan.

Section 4.15 Indebtedness.

Borrower is not liable to any Person for indebtedness for money borrowed other than as disclosed to Bank in the Disclosure Schedule.

Section 4.16 Information; No Untrue Statement.

All information heretofore furnished by Borrower to Bank in writing for purposes of or in connection with this Agreement or the Note or the borrowing contemplated hereby or thereby is true and accurate in all material respects or, in the case of projections, based upon reasonable estimates, on the date as of which such information is stated or certified. No representation or warranty contained herein or in any certificate or other document furnished by Borrower pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

Section 4.17 Agreements and Orders.

Borrower is not in default in the performance of any agreement or instrument to which it is a party or by which its properties are bound, or with respect to any order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent that such default would not have a material adverse effect on the financial condition, results of operations or business prospects of Borrower.

Section 4.18 Operation of Business.

Borrower possesses (i) all material licenses, permits and other governmental authorizations, and (ii) all material franchises and Intellectual Property rights, or rights in any of the foregoing, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the material rights or claimed rights of others, except to the extent same is permitted under applicable law.

Section 4.19 Perfection of Liens.

The Bank, upon filing of the UCC-1 financing statement with the Secretary of State of the State of Delaware, and recording of the Mortgage with the Office of the Montgomery County, Pennsylvania Recorder of Deeds, each prepared in connection with this Agreement, will have filed of record financing statements and other documents or lien instruments in all places as are necessary to perfect the security interests, liens, and other encumbrances granted by this Agreement, the Mortgage or the Security Agreement, and no further action (including the filing or recording of any documents or instrument, other than the periodic filing of UCC-3 continuation statements) is or will be necessary in order to establish, perfect or maintain the security interests, liens, and other encumbrances granted or confirmed by this Agreement, the Mortgage or the Security Agreement.

Section 4.20 Securities Laws.

All registration statements, reports, definitive proxy statements and other filings of Borrower did comply, as of their respective filing dates, in all material respects with the requirements of all applicable Securities Laws, and did not contain any untrue statement of a material fact, or fail to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates.

Section 4.21 Other Agreements.

Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on its business, properties, assets, or condition, financial or otherwise, or adversely effect its ability to materially perform its obligations under this Agreement, or the other Loan Documents to which it is a party.

Section 4.22 Labor Disputes and Casualties.

Borrower is not affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance) which materially and adversely affects its business, properties, assets, or condition, financial or otherwise, or its ability to perform its obligations under this Agreement, or the other Loan Documents to which it is a party.

Section 4.23 Intellectual Property.

(a) The Borrower has ownership or license or legal right to use all Intellectual Property other than Intellectual Property generally available on commercial terms from other sources. All material licenses or other material agreements under which (i) the Borrower is granted rights in Intellectual Property, other than Intellectual Property generally available on commercial terms from other sources, and (ii) the Borrower has granted rights to others in Intellectual Property owned or licensed by the Borrower, are, to the knowledge of the Borrower, in full force and effect and, to the knowledge of the Borrower, there is no material default by the Borrower thereunder. The Borrower believes it has taken all steps required in accordance with sound business practice and business judgment to establish and preserve its ownership of or rights to all material Intellectual Property. To the knowledge of the Borrower, the present business, activities and products of the Borrower do not infringe any intellectual property of any other person, except where such infringement would not have a material averse effect on the financial condition, results of operations or business prospects of Borrower. To the knowledge of the Borrower, the Borrower is not making unauthorized use of any confidential information or trade secrets of any Person. Neither the Borrower nor, to the knowledge of the Borrower, any of its employees has any agreements or arrangements with any Persons other than the Borrower related to confidential information or trade secrets of such persons other than such agreements that would not materially restrict the Borrower from conducting its business as currently conducted.

(b) None of the Intellectual Property has been pledged as security or collateral for any indebtedness of Borrower.

(c) None of Borrower’s agreements covering its Intellectual Property licensed to third parties, or covering its Intellectual Property being co-developed with or used by third parties, provides any such third party, upon a default by Borrower under such agreement, with (A) the right to acquire, use or foreclose upon such Intellectual Property without payment to Borrower of fair value with respect thereto (except to the extent that the existence of such right would not have a material adverse effect on the financial conditions, operations or business prospects of Borrower), or (B) any right or remedy other than a limited ability to use such Intellectual Property within the limited field of use which is the subject of such agreement.

Section 4.24 Further Assurances.

At any time and from time to time, upon the written request of Bank and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Bank may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Bank’s rights in any Collateral or Additional Collateral, or (c) to enable Bank to exercise all or any of the rights and powers herein granted.

ARTICLE 5.

COVENANTS OF BORROWER

So long as any amount due Bank hereunder remains unpaid, unless Bank shall otherwise consent in writing:

Section 5.1 Books and Records; Financial Statements and Other Information.

Borrower covenants that it shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and financial affairs of Borrower, in accordance with GAAP. Borrower shall furnish to Bank the following:

(a) promptly upon the filing, distribution or receipt thereof, copies of (i) all reports (including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q), registration statements and definitive proxy statements filed by Borrower with the Securities and Exchange Commission (the “SEC”) (or any successor thereto) or any securities exchange, (ii) copies of all reports, proxy statements, financial statements, and management letters distributed by Borrower to its shareholders or the financial community in general, and (iii) copies of any reports submitted to Borrower by independent accountants in connection with any annual, interim or special audit;

(b) within ninety (90) days after the last day of each Fiscal Year of Borrower, (i) a copy of Borrower’s annual financial statements prepared in accordance with GAAP, which shall be accompanied by an unqualified audit report of Borrower’s certified public accountants, and (ii) a letter of an authorized officer of Borrower to the effect that to the best of his or her knowledge, no event has occurred which constitutes or would, with the passage of time or the giving of notice or both, constitute an Event of Default hereunder, or otherwise describing any such event known to such officer;

(c) within forty-five (45) days after the last day of each of the first three Fiscal Quarter, (i) a copy of Borrower’s unaudited financial statements for such Fiscal Quarter and for the Fiscal Year to date (including a comparison to the corresponding period from the prior Fiscal Year), including a balance sheet, income statement and statement of cash flows, and (ii) a letter of an authorized officer of Borrower to the effect that, in the opinion of such officer (A) such unaudited financial statements have been prepared in accordance with GAAP and reflect a fair presentation of Borrower’s financial position and results of operation of Borrower, for such Fiscal Quarter and the Fiscal Year to date, and (B) no event has occurred which constitutes or would, with the passage of time or the giving of notice or both, constitute an Event of Default hereunder, or otherwise describing any such event known to such officer;

(d) within forty (40) days after the last day of each month (other than any month in which the end of a Fiscal Quarter or Fiscal Year falls), (i) a copy of Borrower’s unaudited financial statements for such month and for the Fiscal Year to date (including a comparison to the corresponding period from the prior Fiscal Year), including a balance sheet and income statement, and (ii) a letter of an authorized officer of Borrower to the effect that, in the opinion of such officer (A) such unaudited financial statements reflect in all material respects Borrower’s financial position and results of operation of Borrower, for such month and the Fiscal Year to date, and (B) no event has occurred which constitutes or would, with the passage of time or the giving of notice or both, constitute an Event of Default hereunder, or otherwise describing any such event known to such officer;

(e) as soon as practicable, but in any event within five (5) days after Borrower becomes aware of the occurrence of any event that would cause a material adverse change in the business, business prospects, properties or financial condition of Borrower, a written statement by an executive officer, setting forth the details of such material adverse change, and the action which is proposed to be taken with respect thereto;

(f) as soon as practicable, but in any event within five (5) days of the time Borrower becomes aware thereof (or should have become so aware with the exercise of reasonable diligence), notice of the institution of, or of any material adverse development with respect to, any suit or proceeding, against Borrower in which the amount of damages which is sought, or which in Borrower’s reasonable opinion may be at controversy, shall exceed $100,000;

(g) as soon as possible, but in any event within five (5) days after Borrower becomes aware thereof (or should have become so aware with the exercise of reasonable diligence), notice of the occurrence of any Event of Default or of any act, omission, thing or condition which upon the giving of notice or lapse of time, or both, would or might constitute an Event of Default, which notice shall describe the Event of Default or other act, omission, thing or condition in question and shall set forth in detail what action Borrower proposes to take with respect thereto;

(h) as soon as possible, but in any event within five (5) days after Borrower becomes aware thereof (or should have become so aware with the exercise of reasonable diligence), notice of the occurrence of any Reportable Event or Prohibited Transaction with respect to any Plan if such Reportable Event or Prohibited Transaction could reasonably be expected to have a material adverse effect on the financial condition, operations or business prospects of Borrower; and

(i) upon request, or within a reasonable time thereafter, such other information concerning Borrower and its operations and financial condition and results as Bank may reasonably request.

All such reports, registration statements, definitive proxy statements and other filings of Borrower with the SEC will comply, as of their respective filing dates, in all material respects with the requirements of all applicable Securities Laws, and will not contain any untrue statement of a material fact, or fail to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates.

Section 5.2 Payment of Taxes and Claims.

Borrower will pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a lien against any of the assets of Borrower, such bond shall have been filed or indemnity provided.

Section 5.3 Insurance.

(a) Borrower shall (i) keep its property and business insured against fire and other hazards (so-called “all risk” coverage) in amounts and with companies reasonably satisfactory to Bank, or the amount necessary to avoid any co-insurance penalty, which policy shall name Bank as loss payee as its interest may appear, (ii) maintain public liability coverage against claims for personal injuries, death or property damage in an amount deemed reasonable by Bank, which policy shall name Bank as an additional insured as its interest may appear, and (iii) maintain all worker’s compensation, employment or similar insurance as may be required by applicable law. All such property insurance shall contain an endorsement identifying Bank as lienholder, lender loss payee and mortgagee, and providing for a minimum of thirty (30) days’ written cancellation notice to Bank. In any event, Borrower’s obligation to carry such insurance may only be brought within the coverage of a so-called blanket or umbrella policy or policies of insurance carried and maintained by Borrower if and only if the coverage afforded Bank will not be limited, reduced or diminished by reason of the use of a blanket or umbrella policy of insurance.

(b) Borrower agrees to deliver copies of all of the aforesaid insurance policies to Bank.

(c) In the event of any material loss or damage to the Collateral, Borrower shall give prompt (and, in any event, within five (5) days of such occurrence) written notice to Bank and to its insurers of such loss or damage and shall properly file its proofs of loss with said insurers.

(d) In the event the whole or materially all of the Collateral (including the Mortgaged Property) shall be destroyed or damaged, Bank shall have the right to collect the proceeds of any insurance and to retain and apply such proceeds, at its election, to the reduction of the Loan, in inverse order of maturity, and any other amounts due and owing under the Loan Documents, or to restoration, repair, replacement, rebuilding or alteration (herein sometimes collectively called the “Restoration”) of the Collateral (including the Mortgaged Property). In the event the whole or materially all of the Mortgaged Property shall be taken in condemnation proceedings or by agreement between Borrower and Bank and the condemning authority, Bank shall apply such award or proceeds thereof first to payment of the Loan, in inverse order of maturity, and any other amounts due and owing under the Loan Documents, and any balance then remaining shall be paid to Borrower. For the purposes of this Section 5.3, “materially all of the Mortgaged Property” shall be deemed to have been damaged, destroyed or taken if the portion of the Mortgaged Property not so damaged, destroyed or taken cannot be repaired or reconstructed so as to constitute a complete structure and facility usable in substantially the manner as prior to the damage, destruction or taking.

(e) So long as no Event of Default has occurred, in the event of partial destruction of the Collateral (including the Mortgaged Property) or partial condemnation of the Mortgaged Property, all of the proceeds or awards shall be collected and held by Bank, and shall be applied by Bank, in its sole discretion, to the repayment of the Loan, in the inverse order of maturity, and any other amounts due and owing under the Loan Documents, with any proceeds then remaining being paid to Borrower, or to the payment of the Restoration. Upon the written request of Borrower, Bank shall apply such proceeds or awards to the payment of the Restoration as the Restoration progresses, so long as:

(i) Such proceeds are, in Bank’s reasonable judgment, sufficient to cover the cost of such Restoration or, if insufficient, Borrower deposits with Bank the amount of any such deficiency,

(ii) Borrower shall deliver to Bank contracts, plans and specifications for the Restoration which are satisfactory to Bank,

(iii) the work for which payment is requested has been done in a good and workmanlike manner and Borrower presents evidence satisfactory to Bank of amounts owed or paid by Borrower for completed Restoration work,

(iv) The Collateral (including the Mortgaged Property), after such Restoration is or will be, in the reasonable judgment of Bank, of an economic value not less than that of such Collateral prior to the casualty or condemnation (Bank has the right, but not the obligation, to perform an appraisal on the Collateral in order to determine its economic value), and

(v) Borrower shall comply with such further conditions in connection with the use of such proceeds or award as Bank may reasonably request.

Any balance remaining in the hands of Bank after payment of such Restoration shall be retained by Bank and applied to the payment of the Loan, in the inverse order of maturity, and any other amounts due and owing under the Loan Documents.

(f) Notwithstanding the foregoing provisions of this Section 5.3 regarding insurance or condemnation proceeds, if no Event of Default has occurred, and if such proceeds do not exceed $1,000,000.00, and if the undamaged or uncondemned portion of the Collateral (including the Mortgaged Property) can be continuously used during the Restoration period as a complete structure and operating facility in substantially the same manner as prior to the damage, Borrower shall have the right to collect the insurance or condemnation proceeds and apply them to the Restoration.

(g) No damage, destruction or condemnation of the Collateral (including the Mortgaged Property) nor any application of insurance or condemnation proceeds to the payment of the Loan, and any other amounts due and owing under the Loan Documents, shall postpone or reduce the amount of any of the current installments of principal or interest becoming due under the Loan, and any other amounts due and owing under the Loan Documents, which shall continue to be made in accordance with the terms of the Loan until the Loan, all interest due thereunder and any other amounts due and owing under the Loan Documents are paid in full.

(h) Borrower, as of the date hereof has, and shall maintain, in full force and effect business interruption insurance in the coverage amount of at least $5,000,000.

(i) The provisions of this Section shall be in addition to any similar requirements set forth in the Security Agreement and the Mortgage.

Section 5.4 Maintenance of Properties.

Borrower will maintain or cause to be maintained its properties in good repair, working order and condition and make or cause to be made all appropriate and proper repairs, renewals, replacements, additions and improvements thereto. Borrower shall install and maintain its equipment and systems in compliance in all material respects with any requirement imposed under any governmental regulations, permits, or licenses or under agreements affecting Borrower. Borrower shall maintain, preserve and protect, and, when necessary, renew, all Intellectual Property, except where the failure to do any of the foregoing would not have a material adverse effect, individually or in the aggregate, upon the financial condition, results of operation or business prospects of Borrower.

Section 5.5 Inspection.

(a) Upon reasonable notice Borrower will allow any representative of Bank to visit and inspect any of its properties, to examine the books of account and other records and files of Borrower (including, without limitation, the financial statements (audited and unaudited, to the extent prepared) and information with respect to Borrower), to make copies thereof; provided, prior to an Event of Default such visits, inspections and examinations shall be limited to four (4) times in any calendar year.

(b) Borrower will allow Bank to discuss the affairs, business, finances and accounts of Borrower with its management, personnel and accountants, all at such reasonable times (and to the extent feasible, during ordinary business hours) and as often as Bank may reasonably request.

Section 5.6 Change in Organizational Documents; Maintenance of Existence.

Borrower will not amend, or consent to, any amendment or supplement to, its certificate of incorporation or other organization document which amendment or supplement would reasonably be expected to adversely affect the rights or interests of the Bank hereunder. Borrower shall preserve and maintain its corporate existence and good standing in its jurisdiction of incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such failure to so qualify would reasonably be expected to have a materially adverse effect on the Borrower’s business operations or the Collateral.

Section 5.7 Subsidiaries.

Borrower will not form or acquire any subsidiary without the written consent of Bank, which consent shall not be unreasonably withheld.

Section 5.8 Compliance with Laws.

Borrower shall comply with all applicable laws, regulations and other requirements pertaining to its business, including, without limitation, all Environmental Laws and Securities Laws, except to the extent that the failure to so comply would not have a material adverse effect, individually or in the aggregate, on the financial condition, operations or business prospects of Borrower.

Section 5.9 Federal Reserve Regulations.

No proceeds of the Loans shall be used by Borrower, directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower will not, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement, being violative of Regulation T (12 C.F.R. 220, as amended), Regulation U (12 C.F.R. 221, as amended), Regulation X (12 C.F.R. 224, as amended), or any other regulation of the Board of Governors of the Federal Reserve System.

Section 5.10 ERISA.

Except as would not have a material adverse effect, individually or in the aggregate, on the financial condition, operations or business prospects of Borrower, Borrower shall comply in all material respects with all applicable provisions of ERISA with respect to each Plan as to which Borrower has any liability, including minimum funding requirements, and shall not (i) allow any Prohibited Transaction to occur with respect to any such Plan, (ii) allow any Reportable Event to occur with respect to any such Plan subject to Title IV of ERISA which would cause the PBGC to institute proceedings under Section 4042 of ERISA, (iii) withdraw from any such Plan subject to Title IV of ERISA or initiate steps to do so, or (iv) take any steps to terminate any such Plan subject to Title IV of ERISA.

Section 5.11 Additional Negative Covenants.

So long as any part of the Loan remains unpaid, Borrower shall not, without the written consent of Bank:

(a) Corporate Transactions. (1) Merge or consolidate with any other corporation, partnership, trust or other entity, (2) sell, lease, license, transfer or otherwise dispose of any of its assets other than (A) in the ordinary course of business, or (B) if outside the ordinary course of business, where the cost of such assets exceeds $100,000, or (3) directly or through any entity consolidated with Borrower for financial reporting purposes, purchase (A) any assets other than in the ordinary course of business; or (B) where the purchase price of such assets exceeds $100,000.

(b) Nature of Business. Make any material change in the nature of its business as conducted at the time of the Closing.

(c) Borrowings. Create, incur, assume, guarantee, endorse, or otherwise become liable for, or permit to exist any direct or contingent obligation for borrowed money (including obligations under Capital Leases), except:

(1) obligations with respect to the Note, this Agreement and the other Loan Documents;

(2) any other indebtedness to Bank;

(3) the indebtedness described in the Disclosure Schedule;

(4) Capital Lease obligations or purchase money equipment financings; provided, however, that, where such obligation or financing to any one entity is in an amount greater than $250,000.00, the lender asserting any security interest therein executes and delivers to Bank an intercreditor agreement substantially in the form attached hereto as Exhibit C, satisfactory to Bank in its reasonable discretion; and

(5) other existing and future indebtedness, to Borrower’s vendors providing extended terms for payment, not to exceed $500,000 in the aggregate; which obligations, when taken in the aggregate, shall not exceed $22,000,000.

(d) Guarantees. Assume, guarantee, endorse, or otherwise become directly or contingently liable for the indebtedness of any other Person.

(e) Encumbrances. Either (i) enter into an agreement with any entity (other than Bank) not to pledge, encumber or otherwise grant a lien or security interest upon any of its property or assets, or (ii) create, incur, assume or suffer to exist any mortgage, lien, security interest, restriction or encumbrance with respect to any of its property or assets, including, but not limited to, the Collateral, the Mortgaged Property, the Intellectual Property and the Liquidity, other than Permitted Liens:

(f) Loans and Investments. Acquire or retain, except as set forth in the Disclosure Schedule, any debt or equity interest in, or make any loan or advance to or other investment in, any Person other than (1) the investment of Borrower’s cash for temporary periods in the ordinary course of business and in accordance with prudent cash management policies, and (2) normal advances in the ordinary course of business to officers and employees in connection with their duties.

(g) Restricted Payments. Directly or indirectly, declare, order, pay, make or set apart any sum or property for any dividend or other distribution with respect to its capital stock.

(h) Leasebacks. Directly or indirectly sell or otherwise transfer, in one or more related transactions, any property (whether real, personal or mixed) and thereafter rent or lease such transferred property or substantially identical property.

(i) Transactions with Affiliates. Directly or indirectly, engage in any transaction, other than issuances with respect to equity interests in the Borrower, with an Affiliate of Borrower on terms that are less favorable to Borrower than those which might be obtained at the time from Persons which are not an Affiliate of Borrower.

(j) Fiscal Year. Change its Fiscal Year.

Section 5.12 Liquidity; Additional Collateral; Grant of Security Interest.

Within 14 days after the Second Advance, Borrower shall have deposited all of its Financial Assets, other than $100,000, in account(s) maintained by the Bank and/or its affiliates. Thereafter, Borrower shall keep and maintain all of its Financial Assets, other than $100,000, in an account or accounts with the Bank and/or its affiliates except as may be necessary to fund the Borrower’s business, or as otherwise consented to in writing by Bank. At any time on or after the fourth anniversary date of Closing, or if Borrower fails to maintain Liquidity of at least $22,000,000 (based on Bank’s determination in its sole discretion), Bank may require, in its sole discretion, that Borrower obtain and deliver to Bank a standby letter of credit within ten (10) days of Bank’s request thereof, issued by a bank reasonably acceptable to Bank in its sole discretion, substantially in the form attached hereto as Exhibit B, in the outstanding principal amount of the Loan as additional collateral (“Additional Collateral”). Bank shall be permitted to make partial draws upon the Additional Collateral for payments of principal and interest. Borrower hereby creates and grants to Bank and its affiliates a security interest in and lien upon the Liquidity, provided that such security interest and lien shall attach and become perfected (a) upon the earlier of (i) Bank’s receipt of notice from a Person that has provided Capital Lease financing to Borrower, which notice evidences such Person’s commencement of, or intention to commence, foreclosure or other action against the Borrower or such equipment, or (ii) commencement by a Person that has provided Capital Lease financing to Borrower of foreclosure or other action against the Borrower or the financed equipment; or (b) if, for any reason, Borrower does not obtain and deliver to Bank the Additional Collateral as provided herein, and further provided that such security interest and lien shall be limited to an amount equal to the outstanding balance of the Loan at the time of such attachment and perfection, and all other amounts due and payable under this Agreement. Borrower hereby authorizes Bank to file and record, and agrees and covenants that it will execute and deliver to Bank, any and all such UCC financing statements, agreements, documents, instruments and/or certificates necessary for the perfection of such security interest and lien.

Section 5.13 Updates to Disclosure Schedule.

Following the Closing and prior to the Second and (if applicable) Third Advances, Borrower shall be permitted to amend and update the Disclosure Schedule to reflect any events occurring after the Closing and permitted under the terms of the Loan Documents that, if not reflected, would cause the Disclosure Schedule to be materially incorrect; provided that no such change constitutes a default or Event of Default thereunder, Borrower shall make any such amendment (and notify Bank of same) promptly after becoming aware of the need therefore, and such amended Disclosure Schedule shall be incorporated as part of this Agreement and shall replace the Disclosure Schedule then existing.

Section 5.14 Copies of Documents Evidencing Permitted Indebtedness.

Borrower agrees to deliver to Bank copies of all documents evidencing any Permitted Indebtedness incurred by Borrower subsequent to the date of Closing within ten (10) days after consummation of the transaction giving rise to such Permitted Indebtedness.

ARTICLE 6.

DEFAULT

Section 6.1 Events of Default.

Each of the following shall be an event of default (“Event of Default”):

(a) Failure to pay when due any installment of the principal of or interest on the Note; or

(b) Failure to pay any other fee, expense or other payment due hereunder within five (5) business days after demand is made; or

(c) Failure to observe or perform any other term, covenant, condition or agreement set forth in this Agreement (excluding Section 5.12 hereof), where Borrower does not cure such failure within ten (10) business days after notice from Bank; or

(d) The occurrence of any default under the Mortgage, Security Agreement, or any other Loan Document after the expiration of any applicable grace or cure period; or

(e) Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking position by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(f) An involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any subsidiary of Borrower under the Federal bankruptcy laws as now or hereafter in effect; or

(g) If any Change of Control shall occur; or

(h) If Borrower shall fail to pay any obligation for the payment of borrowed money or the installment purchase price of property or on account of a lease of property (a “Credit Obligation”) owing by it, or any interest or premium thereon, when due, whether such Credit Obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or Borrower shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Credit Obligation when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such Credit Obligation in excess of $250,000 to accelerate, the maturity of such Credit Obligation, whether or not such failure to perform shall be waived by the holder or holders of such Credit Obligation, unless such waiver has the effect of terminating the right of such holder or holders to accelerate the maturity of such Credit Obligation as a result of such failure; or

(i) If any representation or warranty by or on behalf of Borrower made herein or in any report, certificate, financial statement or other instrument delivered to Bank shall prove to be false or misleading in any material respect when made; or

(j) If any default shall occur with respect to any other indebtedness of Borrower to Bank in excess of $25,000, subject to Borrower’s right to notice and opportunity to cure, if any, under the instruments which evidence or secure such indebtedness; or

(k) The occurrence of any material adverse change in the business, financial condition, results of operations or business prospects of Borrower, as determined by Bank in its sole discretion; or

(l) Failure of Borrower to maintain its Financial Assets (other than $100,000) at all times in an account(s) with the Bank and/or its affiliates; or

(m) A judgment or lien (with respect to which full adequate insurance is not maintained) in excess of $250,000 (individually or in the aggregate) is entered against Borrower, or the property of Borrower becomes subject to any attachment, garnishment, levy or lien; or

(n) Borrower dissolves, liquidates or ceases to conduct operations, or prepares or attempts to do any of the foregoing; or

(o) Borrower ceases to operate its business at its pilot plant located in its 102 Witmer Road, Horsham, Pennsylvania facility due to the failure of Borrower to be in compliance with applicable laws, regulations and specifications of the United States Food and Drug Administration or any other relevant governmental regulatory agency or authority.

ARTICLE 7.

REMEDIES; ACCELERATION

If any Event of Default shall occur and be continuing, Bank may, by written notice to Borrower, (a) declare the entire unpaid principal amount of the Loan, all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; (b) exercise its rights under the Mortgage and the Security Agreement; and (c) exercise all of the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law or agreement with respect to all Collateral and Additional Collateral then held for the Loan. Notwithstanding the foregoing, the entire unpaid principal amount of the Loan, together with all interest accrued and unpaid thereon and all other amounts payable hereunder shall be immediately due and payable hereunder, without notice, upon the occurrence of an Event of Default described in Sections 6.1(e) and (f) above.

Bank shall have no obligation to marshal any Collateral or Additional Collateral or to seek recourse against or satisfaction of any of the liabilities hereunder from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Bank’s exercise of any of its rights and remedies hereunder, including any and all collections (after deducting all of Bank’s expenses related thereto), shall be applied by Bank on account of Borrower’s liabilities hereunder in such order as Bank shall elect in its sole discretion, whether due or to become due. Borrower shall remain liable to Bank for any deficiencies. All of Bank’s remedies hereunder and under the other Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Additional Collateral and in such order as Bank may deem desirable, and are not intended to be exhaustive.

ARTICLE 8.

MISCELLANEOUS

Section 8.1 No Waiver; Cumulative Remedies.

No failure or delay on the part of Bank or Borrower in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by Bank and Borrower.

Section 8.2 Set-Off.

Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right, in addition to all other rights and remedies available to Bank, without prior notice to Borrower, to apply toward and set-off against and apply to the then unpaid balance of the Loan and any other amounts due and owing under the Loan Documents any items or funds held by Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) and Financial Assets now or hereafter maintained by Borrower for its own account with Bank, and any other indebtedness at any time held or owing by Bank to or for the credit or the account of Borrower. Bank is hereby authorized to charge any such account or indebtedness for any amounts then due to Bank. Such right of set-off shall exist whether or not Bank shall have made any demand under this Agreement, the Note or any other Loan Document. Borrower hereby confirms the Bank’s right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such right of set-off.

Section 8.3 Indemnification.

Borrower covenants and agrees, at its expense, to pay and to indemnify and save Bank, its partners, employees and agents, and their successors and/or assigns (collectively, the “Indemnified Parties”) harmless of, from and against, any and all claims, damages, demands, expenses, liabilities, and losses of every kind, character and nature asserted by or on behalf of any Person (including Bank) arising out of, resulting from or in any way connected with the Loan, or the negotiation, execution, delivery and performance of this Agreement or any of the other Loan Documents, except for any claim, damage, demand, expense, liability or loss arising out of the Indemnified Parties’ own gross negligence or willful misconduct.

In case any action shall be brought against the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against Borrower, the party involved may request in writing that Borrower assume the defense thereof, including the employment of counsel satisfactory to such party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel in any such action, to participate in defense thereof and Borrower shall assume the payment of all reasonable costs and expenses with respect thereto. Borrower shall not be authorized to settle any such action on behalf of Bank without the prior written consent of Bank, which consent shall not be unreasonably withheld. Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of Borrower or if there be a final judgment for the plaintiff in any such action, Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

Any provision herein or elsewhere to the contrary notwithstanding, this Section 8.3 shall survive the termination of this Agreement.

Section 8.4 Notices.

Unless this Agreement specifically provides otherwise, all notices and other communications that this Agreement requires or permits either party to give to the other shall be in writing and shall be given to such party at its address or telecopy number specified on the signature pages of this Agreement or at such other address or telecopy number as shall be designated by such party in a notice to the other party complying with the terms of this Section 8.4. Unless this Agreement specifically provides otherwise, all notices and other communications will be effective (a) if given by mail, when received, (b) if given by telecopy, when such telecopy is transmitted to the appropriate telecopy number and the sender receives confirmation of transmission during normal business hours, or (c) if given by any other means, when delivered at the appropriate address, except that notices from Borrower to Bank pursuant to any of the provisions of Article II hereof shall not be effective until received by Bank.

Section 8.5 Governing Law.

This Agreement, the Note and the obligations arising under the Loan Documents shall be in all respects governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in that Commonwealth, without regard to the principles of conflicts of laws.

Section 8.6 Savings.

Notwithstanding anything else herein to the contrary, it is the intent of Borrower and Bank to at all times comply with the usury and all other laws relating to the Loan now or hereafter in effect. It is agreed that the aggregate of all interest and other charges constituting interest or adjudicated to constitute interest and contracted for, chargeable, or receivable in connection with the Loan shall under no circumstances exceed the maximum amount allowable by law. If the applicable laws are ever revised or judicially interpreted so as to render usurious any amount called for hereunder, or contracted for, charged, chargeable, received or receivable with respect to the Loan, or if holder’s exercise of the option therein contained to accelerate the maturity of the Loan or any part thereof results in Borrower’s having paid any interest in excess of that permitted by applicable law, then all excess amounts collected by holder will be credited on the principal balance of the Loan (or, if the Loan has been paid in full, refunded to Borrower), and those provisions will immediately be deemed reformed and the amounts thereafter collectible will be reduced, without the necessity of the execution of any new documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount of interest otherwise called for in respect of the Loan. If the maturity of the Loan is accelerated, then earned interest may never include more than the maximum amount of interest permitted by applicable law from the date of each advance hereunder until paid. Specifically, but without in any way limiting the generality of the foregoing, if from any circumstances whatsoever fulfillment of any provision hereof of or any document, instrument or other agreement contemplated hereby, at the time performance of such provision is due, would cause the interest contracted for, charged, chargeable, received or receivable with respect to the Loan to exceed the amount permitted by applicable law, then notwithstanding anything to the contrary contained herein or therein, Borrower will only be required to pay to the holder, as interest, an amount equal to the lesser of the amounts payable hereunder or under any such document, instrument or other agreement and the highest amount permitted by applicable law. In determining whether the amount of interest contracted for, charged, chargeable, received or receivable with respect to the Loan, or any other agreements between Borrower and Bank would ever exceed the amount permitted by applicable law, all sums paid or agreed to be paid to the holder for the use, forbearance, or retention of the indebtedness of Borrower to Bank will, to the extent possible under applicable law, be amortized, prorated, allocated, and spread throughout the full term thereof until payment in full. The provisions of this paragraph control all agreements between Borrower and Bank with respect to the transactions contemplated hereby.

Section 8.7 Judicial Proceedings.

(a) Borrower consents and agrees that any judicial proceedings relating in any way to this Agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania. Borrower hereby accepts, for itself and its properties, the non-exclusive jurisdiction of such courts, agrees to be bound by any judgments rendered by them in connection with this Agreement, and will not move to transfer any such proceeding to any different court. Borrower waives the defense of forum non conveniens in any such action or proceeding.

(b) Service of process in any proceeding arising out of or relating to this Agreement may be made by any means permitted by the applicable rules of court as then in force, or may be made by any form of mail requiring a signed receipt.

(c) Nothing herein shall limit the right of Bank to bring proceedings against Borrower in the courts of any other jurisdiction or be deemed to constitute a consent to jurisdiction by any party hereto as to Persons not parties to this Agreement or as to matters not relating to this Agreement.

(d) WAIVER OF JURY TRIAL. EACH OF BORROWER AND BANK HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT WAIVER OF JURY TRIAL IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT BANK WOULD NOT HAVE AGREED TO MAKE ANY LOAN (INCLUDING ANY ADVANCE) OR ACCEPT THIS AGREEMENT OR ANY NOTE WITHOUT SUCH AGREEMENT.

(e) CONFESSION OF JUDGMENT. BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON

THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, TO APPEAR FOR BORROWER AND CONFESS AND ENTER JUDGMENT AGAINST BORROWER IN FAVOR OF BANK IN ANY JURISDICTION WHERE BORROWER OR ANY OF ITS PROPERTY IS LOCATED FOR THE AMOUNT OF ALL OBLIGATIONS AND OTHER SUMS DUE OR TO BECOME DUE BY BORROWER TO BANK UNDER THIS AGREEMENT, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITH OR WITHOUT DECLARATION, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL ERRORS AND THE RIGHT TO ISSUE EXECUTION FORTHWITH, AND FOR DOING SO THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. BORROWER HEREBY WAIVES ALL RELIEF FROM ANY APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR AT ANY TIME THEREAFTER, TO APPEAR FOR BORROWER, AS WELL AS FOR ANY PERSONS CLAIMING UNDER, BY OR THROUGH BORROWER, IN AN ACTION OR ACTIONS FOR REPLEVIN OR OTHER APPROPRIATE ACTION AGAINST BORROWER TO CONFESS AND ENTER JUDGMENT AGAINST BORROWER, FOR RECOVERY OF POSSESSION OF ANY OR ALL OF THE MORTGAGED PROPERTY AND/OR THE PROCEEDS THEREOF, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITHOUT THE NECESSITY OF FILING ANY BOND AND WITHOUT STAY OF EXECUTION OR APPEAL AND WITH RELEASE OF ALL ERRORS AND FOR DOING SO THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT, WHEREUPON A JUDGMENT AND/OR WRIT OF POSSESSION AND/OR REPLEVIN OR OTHER APPROPRIATE PROCESS TO OBTAIN POSSESSION OF SUCH MORTGAGED PROPERTY MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEOSE TECHNOLOGIES, INC.		Address:	102 Witmer Road
Horsham, PA 19044

By:	/s/ C. Boyd Clarke	Attention: Facsimile:	General Counsel (215) 315-9100
Name:	C. Boyd Clarke
Title:	President and CEO

BROWN BROTHERS HARRIMAN & CO.		Address:	1531 Walnut Street
Philadelphia, PA 19102

By:	/s/ J. Clark O’Donoghue	Attention: Facsimile:	J. Clark O’Donoghue (215) 864-3989
Name:	J. Clark O’Donoghue
Title:	Managing Director

EXHIBIT A

Form of Term Loan Note

$8,000,000	January , 2004
Philadelphia, Pennsylvania

NEOSE TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to the order of BROWN BROTHERS HARRIMAN & CO. (the “Bank”) the principal amount of EIGHT MILLION DOLLARS ($8,000,000) on the dates and in the principal amounts provided in the Credit Agreement referred to below. The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding at the rate and on such dates as provided in the Credit Agreement. All such principal and interest shall be payable in lawful money of the United States of America in same day funds at the office of the Bank.

This Note is the Term Loan Note referred to in the Credit Agreement dated of even date herewith (the “Credit Agreement”) between the Borrower and the Bank, and is entitled to the benefits thereof. Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof) attached hereto, the date and amount of each payment or prepayment of principal of the Term Loan received by the Bank, provided that any failure by the Bank to make any such endorsement or any error therein shall not affect the obligations of the Borrower under the Credit Agreement or this Note in respect of the Term Loan evidenced hereby. This Note is subject to prepayment and its maturity is subject to acceleration upon the terms provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protect or notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, TO APPEAR FOR THE BORROWER AND CONFESS AND ENTER JUDGMENT AGAINST THE BORROWER IN FAVOR OF THE LENDER IN ANY JURISDICTION WHERE THE BORROWER OR ANY OF ITS PROPERTY IS LOCATED FOR THE AMOUNT OF ALL OBLIGATIONS AND OTHER SUMS DUE OR TO BECOME DUE BY THE BORROWER TO THE BANK UNDER THIS NOTE, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITH OR WITHOUT DECLARATION, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL ERRORS AND THE

RIGHT TO ISSUE EXECUTION FORTHWITH, AND FOR DOING SO THIS NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. THE BORROWER HEREBY WAIVES ALL RELIEF FROM ANY APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR AT ANY TIME THEREAFTER, TO APPEAR FOR THE BORROWER, AS WELL AS FOR ANY PERSONS CLAIMING UNDER, BY OR THROUGH THE BORROWER, IN AN ACTION OR ACTIONS FOR REPLEVIN OR OTHER APPROPRIATE ACTION AGAINST THE BORROWER TO CONFESS AND ENTER JUDGMENT AGAINST THE BORROWER, FOR RECOVERY OF POSSESSION OF ANY OR ALL OF THE MORTAGED PROPERTY AND/OR THE PROCEEDS THEREOF, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITHOUT THE NECESSITY OF FILING ANY BOND AND WITHOUT STAY OF EXECUTION OR APPEAL AND WITH RELEASE OF ALL ERRORS AND FOR DOING SO THIS NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT, WHEREUPON A JUDGMENT AND/OR WRIT OF POSSESSION AND/OR REPLEVIN OR OTHER APPROPRIATE PROCESS TO OBTAIN POSSESSION OF SUCH MORTGAGED PROPERTY MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

THE BORROWER ACKNOWLEDGES THAT THE BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE.

NEOSE TECHNOLOGIES, INC.

By:
Name:
Title:

Schedule to Term Loan Note

Payment Schedule

EXHIBIT B

Form of Standby Letter of Credit

EXHIBIT C

Form of Intercreditor Agreement

EXHIBIT D

Disclosure Schedule

1.	Definitions	GE Equipment

2.	Section 4.6	Contingent Liabilities

3.	Section 4.9	Taxes

4.	Section 4.12	Compliance with Laws

5.	Section 4.13	Environmental Laws

6.	Section 4.15	Indebtedness

7.	Section 4.23	Intellectual Property